UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)       June 27, 2003
                                                 -------------------------------


                                   POINT.360
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             (Exact name of registrant as specified in its charter)


                                   California
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                 (State or other jurisdiction of incorporation)


         0-21917                                  95-4272619
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   (Commission File Number)           (IRS Employer Identification No.)


  7083 Hollywood Boulevard, Suite 200, Hollywood, CA       90028
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   (Address of principal executive offices)              (Zip Code)


                                 (323) 957-7990
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              (Registrant's telephone number, including area code)


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         (Former name or former address, if changed since last report)

Item 5. OTHER EVENTS.

        On June 27, 2003, Point.360 (the Company") announced that it had terminated negotiations to acquire three subsidiaries of Alliance Atlantis Communications Inc. ("AACI"). Concurrently, the Company stopped negotiations with potential lenders with respect to a loan package that would provide for the financing of the acquisition. Additionally, the Company is currently evaluating deferred costs related to a Company-wide enterprise software initiative that may be written off if it is determined that such costs will not benefit future periods. The adjustment amounts to be recorded as a charge to selling, general and administrative expenses in the quarter ending June 30, 2003 are expected to range from $1.1 million to $2.3 million.

        As a consequence of the adjustments, the Company may, in the future, be required to make principal payments on its existing term loan in excess of scheduled payments. A financial covenant in the term loan agreement provides that the ratio of funded debt to trailing twelve month ("TTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") cannot exceed a specified percentage. Such principal payments will reduce the funded debt, thereby reducing the ratio of funded debt to TTM EBITDA. The amount of such payments, if any, cannot be determined at this time, but may total as much as $2.3 million through the December 31, 2004 term loan maturity date assuming that the monthly EBITDA achieved for the remainder of the term loan approximates performance of the past 18 months.



                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    Point.360
                                        ----------------------------------
                                                  (Registrant)



        Date: June 30, 2003         By: /s/ Alan R. Steel
                                        ----------------------------------
                                            Alan R. Steel
                                            Executive Vice President,
                                            Finance and Administration,
                                            Chief Financial Officer